Exhibit 99.4

American Tower Corporation Announces Planned Class A Common Stock Offering

Boston, Massachusetts – July 28, 2003—American Tower Corporation (NYSE: AMT) today announced that it intends to commence a public offering of 12.4 million shares of Class A common stock for an estimated $114.4 million in net proceeds, subject to market conditions. The company plans to use the net proceeds of the offering to repurchase outstanding debt securities of American Tower Corporation or to make equity contributions to the borrower subsidiaries under its credit facilities, where the proceeds may be used for general corporate purposes. The offering will be made under the company’s universal shelf registration statement previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Offers to sell the shares will be made only by means of a prospectus, including the accompanying prospectus supplement relating to the shares. Goldman, Sachs & Co. is acting as book-running manager for the offering. Copies of the preliminary prospectus supplement and the accompanying prospectus are available from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, telephone: (212) 902-1000.

Concurrently with this offering, the company is separately offering $175.0 million aggregate principal amount of convertible notes ($210.0 million if the initial purchasers of the notes exercise in full their option in full) in a transaction exempt from registration under the Securities Act of 1933, as amended. The closing of one offering is not conditioned upon the closing of the other offering.

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This press release contains “forward-looking statements” regarding the company’s ability to complete this public offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for equity securities generally, for the securities of telecommunications companies and for the company’s Class A common stock in particular.

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500